COMMUNITY WEST                                                    NEWS
BANCSHARES                                                      RELEASE
[GRAPHIC  OMITTED]


445 PINE AVENUE, GOLETA, CA 93117

FOR  IMMEDIATE  RELEASE
CONTACT:   CHARLES  G.  BALTUSKONIS,  SVP/CFO
PHONE:     805-692-4409
E-MAIL:    CBALTUSKONIS@GOLETA.COM
URL:       HTTP://WWW.COMMUNITYWEST.COM
SYMBOL:    CWBC

COMMUNITY WEST BANCSHARES ANNOUNCES MANAGEMENT CHANGE

Goleta, California, March 4, 2003 - Community West Bancshares (Company), the holding company for Goleta National Bank (Bank), today announced that Stephen W. Haley, President and Chief Operating Officer of the holding company, would be leaving the Company, effective March 31, 2003.

Michael A. Alexander, Chairman of the Company's Board of Director's (Board), noted: "Over the past two years, Mr. Haley has led the effort to strengthen the Company's risk management activities and enhance our focus on those businesses where we believe we can achieve sustainable risk-adjusted returns. Working with the Bank's President, Lynda J. Nahra, Mr. Haley has helped reduce operating costs throughout the Company and exit businesses that were either unprofitable or where returns were insufficient for the perceived risks assumed. Additionally, Mr. Haley successfully negotiated full indemnity for the litigation in which the Bank was involved related to its former payday lending activities. These efforts were a major contributor to the Company's return to profitability in the last two quarters of 2002."

Mr. Alexander further commented: "When Mr. Haley joined the Company in May 2001, it was intended that his time would be spent expanding the holding company's business activities. However, at the current time, the Board believes we need to focus our efforts and capital on the future growth and profitability of the Bank. As a result, Mr. Haley wanted to pursue other opportunities to use his skills, and we wish him well."

The Board also announced that Mr. Alexander has been appointed to assume the responsibilities of the President of the holding company.

                                COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Goleta National Bank, which has two full service branches, one in Goleta and one in Ventura, California. Goleta National Bank is one of the nation's largest SBA lenders with loan production offices located in California, Alabama, Florida, Georgia, Nevada, North Carolina, Oregon, South Carolina, Tennessee and Washington. The principal business activities of the Company are Relationship Banking, Small Business Administration (SBA) Lending and Mortgage Lending.


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                             SAFE HARBOR DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations. Furthermore, the Company has certain restrictions placed on its operations by the Office of the Comptroller of the Currency (OCC) until the OCC deems that the Bank has substantially complied with the Consent Order, issued by the OCC on October 28, 2002 and signed by the Bank, and releases the Bank therefrom.


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